Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Fourth Quarter and Year-End 2004 Earnings

DARIEN, Ga, March 17, 2005/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced increases in net income for the quarter and year ended December 31, 2004 compared to the corresponding periods last year.

•	Net income for the 2004 fourth quarter totaled $1,536,000 or $0.46 per share, up $156,000 or 11% from December 31, 2003.

•	Year-to-date, net income grew $603,000 or 12% to $5,804,000 at December 31, 2004 from $5,201,000 in 2003. On a per share basis, net income for the year improved $0.19 to $1.75 at December 31, 2004 from $1.56 in 2003.

Southeastern Banking Corporation (the Company), with assets of $401 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its sixteen branch locations, and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels including internet and telephone banking and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Wanda D. Pitts, Secretary, Southeastern Banking Corporation at 912.437.4141.